Exhibit 19.1

Insider Trading Policy

Statement of Company Policy

It is illegal to (i) buy or sell any Paychex security while in possession of material, non-public information; or (ii) to pass such information to others who then may buy or sell a Paychex security. Employees who violate this policy are subject to disciplinary action by Paychex, up to and including termination, as well as potential criminal penalties, including imprisonment for up to 20 years, criminal fines up to $5 million and civil fines up to three times the profits gained or losses avoided.

A Paychex security includes Paychex stock, employee stock options, company-sponsored investment plans related to Paychex stock, and any form of Paychex security traded in the public markets regardless of whether Paychex issued the security (for example, publicly traded derivative securities, such as put or call options). This includes contributions, withdrawals, loans, changes in allocations, and transfers of 401(k) funds that affect employee's Paychex stock account balances within the Paychex 401(k) plan. It also includes transactions in Paychex securities by family members, those living in the same household, or through individuals, entities, or other accounts the insider may control.

Prohibited Transactions

Employees may not purchase or sell a Paychex security while in possession of material, non-public information. In addition, it is illegal for employees to pass material, non-public information on to others who may then trade a Paychex security. Accordingly, employees must not:

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provide material, non-public information to family members, business acquaintances, or friends;
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recommend to anyone that they buy or sell a Paychex security while in possession of material, non-public information, even if the employee did not disclose the specific information to that person;
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provide material, non-public information to shareholders, prospective shareholders, members of the press; or
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disclose material, non-public information to any Paychex employee who does not need to know the information to do their job.

This Insider Trading Policy discusses insider trading and explains employees' responsibilities relating to transactions in Paychex securities. There are two levels to the policy: General Standards applicable to all employees and Standards Applicable to Insiders who are required to understand and adhere to a more comprehensive level of standards.

General Standards

Except as provided below in the section titled “Trading Within Paychex Investment and Incentive Plans,” employees may not buy or sell any Paychex security while in possession of material, non-public information. Material information is any information an investor would consider important in making a decision to buy, hold, or sell Paychex securities. In short, any information that could affect the price of Paychex securities.

Exhibit 19.1

Examples of material information:

o quarterly financial results;

o projections of future revenues;

o earnings or losses;

o significant business trends and metrics;

o news of a pending or proposed merger, acquisition or tender offer;

o news of a significant sale or disposition of assets;

o news of entry into or termination of a significant contract;

o changes in dividend policy;

o declaration of a stock split or the offering of additional securities;

o financings or restructurings;

o changes in management;

o changes in business strategies;

o news of significant new products or initiatives; news of significant litigation; and

o news of a significant cybersecurity breach.

Please keep in mind that either positive or negative information may be material.

Inside or non-public information means the information has not yet become publicly available. Release of information to the media does not immediately free insiders to trade. Insiders should refrain from trading until the market has had an opportunity to absorb the information.

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Employees may not provide a “tip” to someone who then buys or sells a Paychex security, whether or not the employee trades. Both the employee and the “tippee” can be convicted of insider trading and be subject to the penalties described above. For these same reasons, employees should never discuss material, non-public information in public places or on anything other than a “need to know” basis. Others may misconstrue the basis for any opinions an employee expresses regarding Paychex securities; therefore, employees should be circumspect about expressing any such opinions.
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Employees may not use the Internet, social media, other communication vehicles to provide material, non-public information.
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If, in the course of their employment, an employee obtains material, non-public information concerning a competitor, supplier or other company doing business with Paychex, the employee may be deemed to have material, non-public information of that other company. Therefore, the employee may not purchase or sell that company's securities or make trading recommendations to others while the employee is in possession of material, non-public information. In addition, the employee should not trade in Paychex securities on the basis of this information. If an employee does trade or tip, the employee may be subject to all the penalties for insider trading. Employees must also always remember that information which may not be material to Paychex may be material to a supplier or other company.
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Employees may not speculatively trade in or hedge Paychex stock. Employees should be aware that frequent buying and selling within short time intervals might subject that employee to Paychex or external scrutiny.
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Employees may not short sell Paychex securities – enter into a commitment to “sell” a defined amount of shares that the seller does not presently own. This is done with the expectation the person entering into the sale will be able to buy the security at a lower price in the future.
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Employees may not buy or sell puts or calls on Paychex securities. These are contracts that provide the right to buy and sell securities on a leveraged basis.

Exhibit 19.1

Trading Within Paychex Investment and Incentive Plans

If an employee previously established a program of regularly scheduled purchases of Paychex stock within the Paychex, Inc. Qualified Employee Stock Purchase Program, the Paychex Dividend Reinvestment Plan, Paychex 401(k) Retirement Savings Plan, or any Paychex Deferred Compensation Plan, these purchases can continue even if the employee is in possession of material, non-public information, since the timing of the purchases is not in the employee's control.

However, an employee may only initiate, change investment allocations, increase or decrease purchases of Paychex stock, or make transfers into or from Paychex stock accounts in these plans during a “window period” and while not in possession of material, non-public information.

Stock Options

An employee may exercise a stock option outside the “window period” and/or while in possession of material, non-public information, if no sale of stock is involved and the option exercise price was pre-established. However, an employee cannot make a so-called “cashless” stock option exercise while in possession of material, non-public information since this type of exercise requires a sale of Paychex stock.

Remember, there are no valid excuses for insider trading as well as no financial hardship or small trade exceptions. Always assume trading or advice to others will be scrutinized with twenty-twenty hindsight and presume the worst outcome. The ultimate responsibility for adhering to this policy and all insider trading laws rests with each employee. It is imperative Paychex employees use their best judgment and, when in doubt, err on the side of conservatism. Any employee who has questions about specific transactions may obtain additional guidance from the Paychex Chief Financial Officer or the Chief Legal Officer who are located at the corporate office in Rochester, New York.

Standards Applicable to Insiders

Insiders are employees who are required to understand and adhere to a more comprehensive level of standards established by the Company to ensure insider trading does not take place. Insiders must comply with all the standards. These policies apply both during employment and after termination for so long as the individual is in possession of material, non-public information.

The following groups of individuals are considered insiders:

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Board of Directors;
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Corporate Executives (Senior VPs, and VPs); and
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Certain Employees:

o Treasury and Finance employees who directly report to the Paychex Chief Financial Officer (CFO);

o Certain Treasury and Finance employees who have recurring access to material, non-public information;

o Members of the Legal Department; and

o Members of the Investor and Public Relations Departments.

Executive Assistant to the CFO may be contacted to determine if they should be included in the above groups of employees.

Exhibit 19.1

When Insiders May Buy or Sell

Insiders may buy or sell only within an open “window period”. The “window period” begins on the second business day after earnings are announced and ends on the last day of the last month of each quarter. The next “window period” would start two business days after the next quarter earnings release. However, even in a “window period,” insiders cannot trade Paychex securities if they are in possession of material, non-public information. In addition, the Company may impose an “event-specific blackout period” if the Company deems people to have “insider information,” regardless of whether there is an open “window period” and may restrict trading with little or no notice. The existence of an event-specific blackout period will not be generally announced, but employees subject to this additional restriction will be contacted by the Chief Financial Officer or Chief Legal Officer. Any person made aware of the event-specific blackout period should not disclose the existence of the blackout period to anyone else.

Section 16 Reporting

Individuals subject to reporting under Section 16 (Directors and certain Executives) are subject to the Pre-Approval Procedures. After receiving pre-approval, Section 16 employees who execute Paychex security transactions must immediately notify Corporate Legal so a Form 4 can be filed with the SEC before the end of the second business day after the day the transaction occurred. The Section 16 employee must inform Corporate Legal whether the trade was made pursuant to a Rule 10b5-1 plan.

These forms document all stock transactions of a Section 16 employee, including those of the Section 16 employee's immediate family sharing their household, anyone sharing their household, and immediate family members whose transactions in Paychex securities the Section 16 employee may influence or control. Immediate family includes spouse, children, grandchildren, siblings, parents, grandparents, and in-laws (but not aunts and uncles or nieces and nephews), regardless of whether the relationship arises by blood, marriage, or adoption.

The timeliness and accuracy of the SEC filings is the responsibility of the individual making the filing, not Paychex. Failure to file Section 16 reports must be noted in the Paychex Annual Meeting Proxy Statement distributed to stockholders and could cause problems for the Company and the person failing to comply. Persons outside the SEC (including professional plaintiff’s lawyers) will also most likely review Section 16 filings for compliance with the law. It is the responsibility of all employees to ensure their own compliance both with this Policy and with all applicable laws and regulations.

Section 16 employees are prohibited from engaging in “short swing trading,” which is defined as executing opposite-way transactions (for example, first a purchase of Paychex securities, then a sale of Paychex securities) during any six month period.

Exhibit 19.1

Pre-Approval and Other Procedures

Employee Group	Trading Only in the “Window Period”	Pre-Approval of Trades	Pre-Approval of 401(k) Paychex Stock Account Transactions	Stock Option Exercises	Section 16 Reporting
Board of Directors	YES	YES	YES	YES	YES
Corporate Executives	YES	YES	YES	YES	YES
Certain Employees Considered Insiders	YES	YES	YES	YES	N/A
Other Employees	YES	N/A	N/A	N/A	N/A

Pre-Approval of Trades - The trading of any Paychex securities by Directors, Corporate Executives, and certain employees who are subject to the Standards Applicable to Insiders requires documented CFO and CLO approval prior to initiating the applicable transaction. Reasonable notice (> one day) needs to be provided due to the complexity of the law and significant penalties related to non-compliance with Section 16 reporting regulations. Any pre-approval will be effective for three trading days. If any insider is denied pre-approval to trade, the insider must not trade and must keep the denial confidential.

Receipt of approval for any transaction does not relieve the insider of his/her ultimate responsibility for compliance with this policy and all insider trading laws. Only the individual can determine whether he/she is in possession of material, non-public information, even during an open window period. The Company does not assume responsibility for an insider’s decision to trade, even when pre-clearance has been granted for a transaction.

CFO Approval of 401(k) Paychex Stock Account Transactions - All changes to contribution or investment allocations involving Paychex stock in the insider’s 401(k) account require the documented approval of the CFO for members of the Board of Directors and Corporate Executives. Other employees who are subject to the Standards for Insiders are prohibited from making changes to 401(k) elections or allocations involving Paychex stock outside the “window period,” but do not need to submit forms for CFO prior approval.

Stock Options Exercises - Members of the Board of Directors and Corporate Executives always require CFO approval prior to initiating the transaction. Other employees may not need CFO approval, but will not be able to exercise options since the direct interface to the broker will be unavailable outside the “window period.”

Policy Regarding Rule 10b5-1 Plans

Exhibit 19.1

The SEC has adopted a regulation – Rule 10b5-1 – that provides a safe harbor from insider trading liability under Rule 10b-5 if a trading plan is appropriately structured. A trading plan allows corporate insiders to facilitate liquidity and diversification goals, and at the same time reducing the risk of insider trading violations. A “trading plan” must be in writing and approved by the Chief Legal Officer. It must be adopted during a “window period” and when the insider is not aware of any material, non-public information.

The “trading plan” may (1) specify when a specific amount of Paychex securities are to be bought or sold and at what price or (2) provide a formula for determining when to buy or sell what quantity of securities and at what price.

The following provisions must be complied with to adopt or modify a “trading plan” for the purchase and/or sale of Paychex securities relying on Rule 10b5-1:

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The plan must be adopted during an open “window period.”
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The plan must include a certification that the insider is adopting the plan in good faith and will act in good faith for the duration of the plan and that, as of the adoption date, the insider is not in possession of any material, non-public information regarding the Company.
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The plan must have a cooling-off period consistent with Rule 10b5-1, meaning that the first trade under the plan cannot be executed until:

o Directors and officers: the later of (i) 90 days after adopting the plan; or (ii) two business days after the financial results for the quarter in which the plan is adopted are disclosed in Form 10-Q or Form 10-K (with a maximum of 120 days); or

o Other employees: 30 days after adopting the plan.

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Unless permitted under Rule 10b5-1, the insider should not have more than one 10b5-1 plan in effect at any time.
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The insider cannot adopt a single-trade plan until at least 12 months after the insider’s last single-trade plan was adopted.
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After adoption of a plan, trading in Paychex securities outside of the plan is prohibited. A regularly scheduled purchase within the Paychex benefit plans is allowable but changes to insider participation in such plans are not allowed.
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The “trading plan” can cover a maximum period of two years and may be modified no more than once a year.

The insider may terminate a plan at any time. Trading outside a “trading plan” will not be allowed until 45 days have elapsed from the termination of the plan and the insider is in an open window period.

Corporate insiders who use a “trading plan” do so at their own risk, recognizing that use of a plan may not insulate them from criminal and civil investigations and liabilities, and the public embarrassment and expense associated with defending insider trading allegations. In deciding whether to use a plan, an insider should consider obtaining the advice of an experienced securities law counsel.